Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:July 17, 2024

CONTACT:Kenneth J. Stephon

Chairman, President and CEO

PHONE:(856) 656-2201, ext. 1009

WILLIAM PENN BANCORPORATION ANNOUNCES QUARTER AND YEAR END RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

BRISTOL, PENNSYLVANIA, July 17, 2024 — William Penn Bancorporation (“William Penn” or the “Company”) (NASDAQ CM: WMPN), the parent company of William Penn Bank (the “Bank”), today announced its financial results for the quarter and year ended June 30, 2024.  William Penn recorded a $158 thousand net loss, or $(0.02) per basic and diluted share, for the quarter ended June 30, 2024 and net income of $168 thousand, or $0.02 per basic and diluted share, for the year ended June 30, 2024, compared to net income of $531 thousand and $2.8 million, or $0.05 and $0.22 per basic and diluted share, for the quarter and year ended June 30, 2023, respectively. William Penn recorded a core net loss(1) of $180 thousand and $205 thousand, or $(0.02) and $(0.02) per basic and diluted share, for the quarter and year ended June 30, 2024, respectively, compared to core net income(1) of $510 thousand and $2.8 million, or $0.04 and $0.22 per basic and diluted share, for the quarter and year ended June 30, 2023, respectively.

In addition, William Penn announced that its Board of Directors has declared a cash dividend of $0.03 per share, payable on August 8, 2024, to common shareholders of record at the close of business on July 29, 2024.

Kenneth J. Stephon, William Penn’s Chairman, President, and CEO, stated, “The current interest rate environment remains challenging for community banks with respect to profitability.  Notwithstanding, our net interest margin expanded by ten basis points on a linked-quarter basis to 2.25%, signifying a possible inflection point in the current cycle while achieving net deposit inflows of $4.0 million during the quarter.  As we continue to face this difficult revenue environment, we continue to hold the line on noninterest expenses, which were down by 2.2% on a linked-quarter basis and 5.3% year over year.  We also continue to post strong credit quality metrics, with a non-performing assets to total assets ratio of 0.40% as of June 30, 2024 and net recoveries for the quarter and year ended June 30, 2024.”

Mr. Stephon added, “We maintain our commitment to delivering the maximum value to our shareholders through diligent capital management.  During our fourth fiscal quarter, we continued to repurchase shares under our existing stock repurchase programs and we repurchased 96,117 shares at a total cost of $1.2 million, an average cost of $12.06 per share.  As of June 30, 2024, we have repurchased a total of 6,298,086 shares, or approximately 49% of shares sold in our second-step conversion, at a total cost of $73.7 million, an average of $11.70 per share.”

Highlights for the quarter and year ended June 30, 2024 are as follows:

●	During the quarter ended June 30, 2024, we repurchased 96,117 shares at a total cost of $1.2 million, an average of $12.06 per share. As of June 30, 2024, the Company had repurchased a total of 6,298,086 shares under its previously announced repurchase programs at a total cost of $73.7 million, or $11.70 per share.
●	William Penn recorded net income of $168 thousand, or $0.02 per basic and diluted share, and a $205 thousand core net loss(1), or $(0.02) per basic and diluted share, for the year ended June 30, 2024.
●	The accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities decreased $1.4 million, or 5.8%, during the year ended June 30, 2024.

(1) As used in this press release, core net (loss) income is a non-GAAP financial measure.  This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments.  For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measure, see “Non-GAAP Reconciliation” at the end of the press release.

●	During the year ended June 30, 2024, we recorded a $606 thousand recovery for credit losses primarily due to consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices. Non-performing assets to total assets decreased to 0.40% as of June 30, 2024 from 0.49% as of June 30, 2023 and William Penn recorded $17 thousand of net recoveries, or (0.00)% of average loans, during the year ended June 30, 2024.

●	Book value per share measured $13.33 as of June 30, 2024 compared to $12.91 as of June 30, 2023. Tangible book value per share(2) measured $12.78 as of June 30, 2024 compared to $12.48 as of June 30, 2023. The increase in both book value per share and tangible book value per share was primarily due to a $1.4 million decrease in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities and the repurchase of 3,177,615 shares at a total cost of $38.0 million, or $12.18 per share.

Statement of Financial Condition

Total assets decreased $28.9 million, or 3.4%, to $818.7 million at June 30, 2024, from $847.6 million at June 30, 2023, primarily due to a $21.0 million decrease in available for sale and held to maturity investments and a $6.9 million decrease in net loans.  The Company used $38.0 million of cash during the year ended June 30, 2024 to repurchase shares of stock under its previously announced stock repurchase programs.

Cash and cash equivalents decreased $595 thousand, or 2.9%, to $20.2 million at June 30, 2024, from $20.8 million at June 30, 2023.  The decrease in cash and cash equivalents was primarily due to the repurchase of 3,117,615 shares at a total cost of $38.0 million, a $5.5 million decrease in deposits and $1.2 million of cash dividend payments to shareholders, partially offset by a $14.0 million increase in advances from the Federal Home Loan Bank (“FHLB”) of Pittsburgh, approximately $19.3 million of investment principal paydowns, a $6.9 million decrease in net loans, and $3.3 million of net proceeds from the purchase and sale of investment securities.

Total investments decreased $20.6 million, or 7.7%, to $245.8 million at June 30, 2024, from $266.4 million at June 30, 2023.  The decrease in investments was primarily due to approximately $19.3 million of principal paydowns of securities included in the available for sale and held to maturity portfolios and $3.3 million of net proceeds from the purchase and sale of investment securities, partially offset by a $1.8 million decrease in the gross unrealized loss on available for sale securities.  The Company remains focused on maintaining a high-quality investment portfolio that provides a steady stream of cash flows.

Net loans decreased $6.9 million, or 1.5%, to $470.6 million at June 30, 2024, from $477.5 million at June 30, 2023.  The interest rate environment has caused a slowdown in borrower demand and the Company continues to maintain conservative lending practices and pricing discipline.

Deposits decreased $5.5 million, or 0.9%, to $629.8 million at June 30, 2024, from $635.3 million at June 30, 2023.  The decrease in deposits was primarily due to a $31.6 million decrease in money market accounts and an $8.1 million decrease in savings accounts, partially offset by a $16.2 million increase in interest bearing checking accounts and a $14.3 million increase in certificate of deposit accounts.  The interest rate environment has created significant pricing competition for deposits within our market.

Borrowings increased $14.0 million, or 41.2%, to $48.0 million at June 30, 2024, from $34.0 million at June 30, 2023.  During the year ended June 30, 2024, the Company borrowed from the FHLB of Pittsburgh to fund a portion of the $38.0 million of share repurchases.

Stockholders’ equity decreased $36.1 million, or 22.5%, to $124.6 million at June 30, 2024, from $160.7 million at June 30, 2023. The decrease in stockholders’ equity was primarily due to the repurchase of 3,117,615 shares at a total cost of $38.0 million, or $12.18 per share, during the year ended June 30, 2024 under the Company’s previously announced stock repurchase programs, the payment of cash dividends totaling $1.2 million, and a $226 thousand one-time cumulative effect decrease to retained earnings from the adoption of the Current Expected Credit Losses (“CECL”) accounting standard. These decreases to

(2) As used in this press release, tangible book value per share is a non-GAAP financial measure.  This non-GAAP financial measure excludes goodwill and other intangible assets.  For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

stockholders’ equity were partially offset by a $1.4 million decrease in the accumulated other comprehensive loss component of equity related to the unrealized loss on available for sale securities and $168 thousand of net income during the year ended June 30, 2024.  Book value per share measured $13.33 as of June 30, 2024 compared to $12.91 as of June 30, 2023, and tangible book value per share(2) measured $12.78 as of June 30, 2024 compared to $12.48 as of June 30, 2023.

Net Interest Income

For the quarter ended June 30, 2024, net interest income was $4.2 million, a decrease of $1.1 million, or 21.1%, from the quarter ended June 30, 2023.  The decrease in net interest income was primarily due to an increase in interest expense on deposits and borrowings, partially offset by an increase in interest income on loans. The net interest margin measured 2.25% for the quarter ended June 30, 2024, compared to 2.73% for the quarter ended June 30, 2023.  The decrease in the net interest margin during the quarter ended June 30, 2024, compared to the same period in 2023, was primarily due to an increase in the average balance of borrowings and the rise in interest rates that caused an increase in the cost of borrowings and deposits that exceeded the increase in interest income on loans.

For the year ended June 30, 2024, net interest income was $17.1 million, a decrease of $6.0 million, or 25.8%, from the year ended June 30, 2023.  The decrease in net interest income was primarily due to an increase in interest expense on deposits and borrowings, partially offset by an increase in interest income on loans. The net interest margin measured 2.30% for the year ended June 30, 2024, compared to 2.97% for the year ended June 30, 2023.  The decrease in the net interest margin during the year ended June 30, 2024, compared to the same period in 2023, was primarily due to an increase in the average balance of borrowings and deposits and the rise in interest rates that caused an increase in the cost of borrowings and deposits that exceeded the increase in interest income on loans.

Non-interest Income

For the quarter ended June 30, 2024, non-interest income totaled $633 thousand, an increase of $41 thousand, or 6.9%, from the quarter ended June 30, 2023.  The increase was primarily due to a $38 thousand increase in earnings on bank-owned life insurance.

For the year ended June 30, 2024, non-interest income totaled $2.8 million, an increase of $886 thousand, or 45.4%, from the year ended June 30, 2023.  The increase was primarily due to a $1.0 million increase in the unrealized gain on equity securities from a $629 thousand unrealized loss during the year ended June 30, 2023 to a $387 thousand unrealized gain during the year ended June 30, 2024, as well as a $137 thousand increase in earnings on bank-owned life insurance and a $102 thousand net gain on the sale of securities recorded during the year ended June 30, 2024. These increases to non-interest income were partially offset by a $398 thousand net gain on the sale of premises and equipment primarily associated with the sale of two properties recorded during the year ended June 30, 2023.

Non-interest Expense

For the quarter ended June 30, 2024, non-interest expense totaled $5.2 million, a decrease of $8 thousand, or 0.2%, from the quarter ended June 30, 2023.  The decrease in non-interest expense was primarily due to a $114 thousand decrease in salaries and employee benefits primarily due to a reduction in the number of full-time employees consistent with the Company’s expense management initiatives, partially offset by a $63 thousand increase in data processing expense.

For the year ended June 30, 2024, non-interest expense totaled $20.9 million, a decrease of $1.2 million, or 5.3%, from the year ended June 30, 2023.  The decrease in non-interest expense was primarily due to a $1.0 million decrease in salaries and employee benefits primarily due to a reduction in the number of full-time employees consistent with the Company’s expense management initiatives and a $278 thousand decrease in occupancy and equipment expense consistent with the closure of the Bank’s branch office located in Collingswood, New Jersey effective December 31, 2022.  These decreases to non-interest expense were partially offset by a $196 thousand increase in data processing expense.

Income Taxes

For the quarter ended June 30, 2024, the Company recorded a $145 thousand income tax benefit, reflecting an effective tax rate of (47.9)%, compared to a provision for income taxes of $95 thousand, reflecting an effective tax rate of 15.2%, for the same period in 2023.  The income tax benefit recorded during the quarter ended June 30, 2024 was primarily due to the $303 thousand loss before income taxes coupled with the $321 thousand of federal tax-exempt income recorded on bank-owned life insurance.

For the year ended June 30, 2024, the Company recorded a $458 thousand income tax benefit, reflecting an effective tax rate of (157.9)%, compared to a provision for income taxes of $200 thousand, reflecting an effective tax rate of 6.7%, for the year ended June 30, 2023.  The income tax benefit recorded during the year ended June 30, 2024 was primarily due to the $290 thousand loss before income taxes coupled with the $1.2 million of federal tax-exempt income recorded on bank-owned life insurance.  The Company recorded a $211 thousand income tax benefit related to a refund received associated with the carryback of net operating losses under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act during the year ended June 30, 2023.

Asset Quality

Asset quality metrics remain strong with non-performing assets to total assets decreasing to 0.40% as of June 30, 2024 from 0.49% as of June 30, 2023.  During the year ended June 30, 2024, we recorded a $606 thousand recovery for credit losses primarily due to consistently low levels of net charge-offs, strong asset quality metrics and continued conservative lending practices.  During the year ended June 30, 2023, we did not record a provision for credit losses due to improved asset quality metrics and continued low levels of net charge-offs and non-performing assets.  Our allowance for credit losses (“ACL”) totaled $3.0 million, or 0.63% of total loans, as of June 30, 2024, compared to $3.3 million, or 0.69% of total loans, as of June 30, 2023.  Our total credit losses coverage ratio(3), including $2.2 million of fair value marks on acquired loans and the $3.0 million allowance for credit losses, was 1.08% as of June 30, 2024 compared to 1.20% as of June 30, 2023, including $2.5 million of fair value marks on acquired loans and the $3.3 million allowance for credit losses.

Capital and Liquidity

As of June 30, 2024, William Penn’s stockholders’ equity to assets ratio totaled 15.22% and tangible capital to tangible assets ratio(4) totaled 14.68%.  The Bank’s capital position remains strong relative to current regulatory requirements.  The Bank has elected to follow the community bank leverage ratio framework and, as of June 30, 2024, the Bank had a community leverage ratio of 16.10% and is considered well-capitalized under the prompt corrective action framework.

The Bank continues to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities.  In addition, at June 30, 2024, we had the ability to borrow up to $287.3 million from the FHLB of Pittsburgh, $10.0 million from the Atlantic Community Bankers Bank, and $3.6 million from the Federal Reserve Bank.

About William Penn Bancorporation and William Penn Bank

William Penn Bancorporation, headquartered in Bristol, Pennsylvania, is the holding company for William Penn Bank, which is a community bank that serves the Delaware Valley area through twelve full-service branch offices in Bucks County and Philadelphia, Pennsylvania, and Burlington, Camden and Mercer Counties in New Jersey.  The Company's executive offices are located at 10 Canal Street, Suite 104, Bristol, Pennsylvania 19007.  William Penn Bank's deposits are insured up to the legal maximum (generally $250,000 per depositor) by the Federal Deposit Insurance Corporation (FDIC).  The primary federal regulator for William Penn Bank is the FDIC.  For more information about the Bank and William Penn, please visit www.williampenn.bank.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions (including higher inflation and its impact on national and local economic conditions), changes in the interest rate environment, legislative

(3) As used in this press release, total credit losses coverage ratio is a non-GAAP financial measure.  This non-GAAP financial measure includes the fair value mark on acquired loans.  For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

(4) As used in this press release, tangible common equity is a non-GAAP financial measure. This non-GAAP financial measure excludes goodwill and other intangible assets. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, changes to consumer and business confidence, investor sentiment, or consumer spending of savings behavior, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of our loan or investment portfolios and our ability to successfully integrate the business operations of acquired businesses into our business operations, the ability to attract, develop and retain qualified employees, our ability to maintain the security of our data processing and information technology systems, and that the Company may not be successful in the implementation of its business strategy. Additionally, other risks and uncertainties may be described in William Penn’s Annual Report on Form 10-K for the year ended June 30, 2023, which is available through the SEC’s EDGAR website located at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, William Penn assumes no obligation to update any forward-looking statements.

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	June 30,
	2024	2024	2023

ASSETS
Cash and due from banks	$6,539	$5,792	$7,652
Interest bearing deposits with other banks	12,070	12,163	11,561
Federal funds sold	1,589	-	1,580
Total cash and cash equivalents	20,198	17,955	20,793
Interest-bearing time deposits	100	100	600
Securities available-for-sale, at fair value	150,755	156,643	165,127
Securities held-to-maturity, net of allowance for credit losses of $0 as of June 30, 2024 and March 31, 2024	93,056	94,871	99,690
Equity securities	2,016	2,000	1,629
Loans receivable, net of allowance for credit losses of $2,989, $3,120, and $3,313, respectively	470,572	478,257	477,543
Premises and equipment, net	7,186	7,352	9,054
Regulatory stock, at cost	3,062	3,747	2,577
Deferred income taxes	9,586	9,261	9,485
Bank-owned life insurance	41,819	41,497	40,575
Goodwill	4,858	4,858	4,858
Intangible assets	356	396	519
Operating lease right-of-use assets	8,300	8,459	8,931
Accrued interest receivable and other assets	6,883	7,793	6,198
TOTAL ASSETS	$818,747	$833,189	$847,579

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits	$629,810	$625,797	$635,260
Advances from Federal Home Loan Bank	48,000	65,000	34,000
Advances from borrowers for taxes and insurance	2,891	2,767	3,227
Operating lease liabilities	8,553	8,694	9,107
Accrued interest payable and other liabilities	4,892	5,169	5,240
TOTAL LIABILITIES	694,146	707,427	686,834

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value	-	-	-
Common stock, $0.01 par value	93	95	125
Additional paid-in capital	97,723	98,608	134,387
Unearned common stock held by employee stock ownership plan	(8,789)	(8,890)	(9,194)
Retained earnings	57,587	58,005	58,805
Accumulated other comprehensive loss	(22,013)	(22,056)	(23,378)
TOTAL STOCKHOLDERS' EQUITY	124,601	125,762	160,745
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$818,747	$833,189	$847,579

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Quarter Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
INTEREST INCOME
Loans receivable, including fees	$6,458	$6,338	$6,254	$25,129	$22,942
Securities	1,625	1,652	1,702	6,688	6,780
Other	204	174	179	708	664
Total interest income	8,287	8,164	8,135	32,525	30,386
INTEREST EXPENSE
Deposits	3,322	3,200	2,350	12,472	5,456
Borrowings	813	950	524	2,932	1,859
Total interest expense	4,135	4,150	2,874	15,404	7,315

Net interest income	4,152	4,014	5,261	17,121	23,071
Recovery for credit losses	(131)	(505)	-	(606)	-
NET INTEREST INCOME AFTER RECOVERY FOR CREDIT LOSSES	4,283	4,519	5,261	17,727	23,071
OTHER INCOME
Service fees	233	210	226	883	843
Net loss on sale of other real estate owned	(4)	-	-	(4)	-
Net gain on sale of securities	17	-	-	102	-
Earnings on bank-owned life insurance	321	319	283	1,243	1,106
Net gain on disposition of premises and equipment	-	-	2	-	398
Unrealized gain (loss) on equity securities	16	150	25	387	(629)
Other	50	46	56	225	232
Total other income	633	725	592	2,836	1,950
OTHER EXPENSES
Salaries and employee benefits	2,991	2,991	3,105	11,778	12,785
Occupancy and equipment	720	772	753	2,980	3,258
Data processing	516	518	453	2,032	1,836
Professional fees	190	249	177	841	906
Amortization of intangible assets	40	41	48	163	193
Other	762	767	691	3,059	3,041
Total other expense	5,219	5,338	5,227	20,853	22,019

(Loss) income before income taxes	(303)	(94)	626	(290)	3,002

Income tax (benefit) expense	(145)	(230)	95	(458)	200
NET (LOSS) INCOME	$(158)	$136	$531	$168	$2,802

Basic (loss) earnings per share	$(0.02)	$0.02	$0.05	$0.02	$0.22
Diluted (loss) earnings per share	$(0.02)	$0.02	$0.05	$0.02	$0.22
Basic average common shares outstanding	8,272,581	8,336,654	11,571,321	9,017,723	12,661,882
Diluted average common shares outstanding	8,328,232	8,423,209	11,571,321	9,074,910	12,692,614

WILLIAM PENN BANCORPORATION AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees, including prepayment fees, are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

	For the Quarter Ended						For the Year Ended
	June 30, 2024			June 30, 2023			June 30, 2024			June 30, 2023
	Average	Interest and	Yield/	Average	Interest and	Yield/	Average	Interest and	Yield/	Average	Interest and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Interest-earning assets:
Loans(1)	$474,664	$6,458	5.44%	$485,541	$6,254	5.15%	$476,507	$25,129	5.27%	$483,802	$22,942	4.74%
Investment securities(2)	249,483	1,625	2.61	271,796	1,702	2.50	256,030	6,688	2.61	278,373	6,780	2.44
Other interest-earning assets	13,485	204	6.05	13,462	179	5.32	11,906	708	5.95	15,515	664	4.28
Total interest-earning assets	737,632	8,287	4.49	770,799	8,135	4.22	744,443	32,525	4.37	777,690	30,386	3.91
Non-interest-earning assets	82,256			82,096			82,483			82,589
Total assets	$819,888			$852,895			$826,926			$860,279

Interest-bearing liabilities:
Interest-bearing checking accounts	$128,996	422	1.31%	$119,575	271	0.91%	$130,150	1,846	1.42%	$127,294	515	0.40%
Money market deposit accounts	182,120	1,420	3.12	205,672	1,296	2.52	191,312	5,689	2.97	190,421	3,057	1.61
Savings, including club deposits	82,863	11	0.05	91,535	17	0.07	84,719	52	0.06	97,831	78	0.08
Certificates of deposit	171,164	1,469	3.43	154,763	766	1.98	163,814	4,885	2.98	141,047	1,806	1.28
Total interest-bearing deposits	565,143	3,322	2.35	571,545	2,350	1.64	569,995	12,472	2.19	556,593	5,456	0.98
FHLB advances and other borrowings	56,967	813	5.71	39,560	524	5.30	51,021	2,932	5.75	46,942	1,859	3.96
Total interest-bearing liabilities	622,110	4,135	2.66	611,105	2,874	1.88	621,016	15,404	2.48	603,535	7,315	1.21

Non-interest-bearing liabilities:
Non-interest-bearing deposits	57,462			57,806			56,594			61,144
Other non-interest-bearing liabilities	17,355			20,355			17,468			15,758
Total liabilities	696,927			689,266			695,078			680,437
Total equity	122,961			163,629			131,848			179,842
Total liabilities and equity	$819,888			$852,895			$826,926			$860,279

Net interest income		$4,152			$5,261			$17,121			$23,071

Interest rate spread(3)		1.83%			2.34%			1.89%			2.70%
Net interest-earning assets(4)	$115,522			$159,694			$123,427			$174,155
Net interest margin(5)		2.25%			2.73%			2.30%			2.97%
Ratio of interest-earning assets to interest-bearing liabilities	118.57%			126.13%			119.88%			128.86%

(1)	Includes nonaccrual loan balances and interest, if any, recognized on such loans.
(2)	Includes securities available for sale and securities held to maturity.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Asset Quality Indicators (unaudited)

	June 30,	March 31,	June 30,
(Dollars in thousands)	2024	2024	2023

Non-performing assets:
Non-accruing loans	$3,311	$2,997	$4,033
Accruing loans past due 90 days or more	-	-	-
Total non-performing loans	$3,311	$2,997	$4,033

Real estate owned	-	440	141

Total non-performing assets	$3,311	$3,437	$4,174

Non-performing loans to total loans	0.70%	0.62%	0.84%
Non-performing assets to total assets	0.40%	0.41%	0.49%
ACL to total loans and leases	0.63%	0.65%	0.69%
ACL to non-performing loans	90.27%	104.10%	82.15%

Key Performance Ratios (unaudited)

	For the Quarter Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
PERFORMANCE RATIOS:
(annualized for the quarter ended)
(Loss) return on average assets	(0.08)%	0.07%	0.25%	0.02%	0.33%
Core (loss) return on average assets(5)	(0.09)%	0.01%	0.24%	(0.02)%	0.32%
(Loss) return on average equity	(0.51)%	0.43%	1.30%	0.13%	1.56%
Core (loss) return on average equity(5)	(0.59)%	0.07%	1.25%	(0.16)%	1.54%
Net interest margin	2.25%	2.15%	2.73%	2.30%	2.97%
Net charge-off ratio	(0.00)%	(0.00)%	0.02%	(0.00)%	0.02%
Efficiency ratio	109.07%	112.64%	89.30%	104.49%	88.00%
Core efficiency ratio(5)	109.74%	116.32%	89.72%	107.09%	87.20%
Tangible common equity(4)	14.68%	14.56%	18.45%	14.68%	18.45%

(5) As used in this press release, core (loss) return on average assets, core (loss) return on average equity, and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude certain pre-tax adjustments and the tax impact of such adjustments, and income tax benefit adjustments. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see “Non-GAAP Reconciliation” at the end of the press release.

Non-GAAP Reconciliation (unaudited)

In this press release, we present the non-GAAP financial measures included in the tables below, which are used to evaluate our performance and exclude the effects of certain transactions and one-time events that we believe are unrelated to our core business and not necessarily indicative of our current performance or financial position. Management believes excluding these items facilitates greater visibility into our core businesses and underlying trends that may, to some extent, be obscured by inclusion of such items.  The following tables include a reconciliation of the non-GAAP financial measures used in this press release to their comparable GAAP measures.

William Penn Bancorporation and Subsidiaries

Non-GAAP Reconciliation

(Dollars in thousands, except share and per share data)

	June 30,	June 30,
	2024	2023
Calculation of tangible capital to tangible assets:
Total assets (GAAP)	$818,747	$847,579
Less: Goodwill and other intangible assets	5,214	5,377
Tangible assets (non-GAAP)	$813,533	$842,202

Total stockholders' equity (GAAP)	$124,601	$160,745
Less: Goodwill and other intangible assets	5,214	5,377
Total tangible equity (non-GAAP)	$119,387	$155,368

Stockholders' equity to assets (GAAP)	15.22%	18.97%
Tangible capital to tangible assets (non-GAAP)	14.68%	18.45%

Calculation of tangible book value per share:
Total stockholders' equity (GAAP)	$124,601	$160,745
Less: Goodwill and other intangible assets	5,214	5,377
Total tangible equity (non-GAAP)	$119,387	$155,368

Total common shares outstanding	9,343,900	12,452,921

Book value per share (GAAP)	$13.33	$12.91
Tangible book value per share (non-GAAP)	$12.78	$12.48

Calculation of the total credit losses coverage ratio:
Allowance for credit losses	$2,989	$3,313
Purchase accounting fair value mark	2,171	2,488
Total credit losses coverage	$5,160	$5,801
Gross loans receivable	$473,561	$480,856
Gross loans receivable, excluding purchase accounting fair value mark	$475,732	$483,344

Allowance for credit losses to total loans (GAAP)	0.63%	0.69%
Total credit losses coverage to total loans (non-GAAP)	1.08%	1.20%

	For the Quarter Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Calculation of core net (loss) income:
Net (loss) income (GAAP)	$(158)	$136	$531	$168	$2,802
Less pre-tax adjustments:
Net loss on sale of other real estate owned	4	-	-	4	-
Net gain on sale of securities	(17)	-	-	(102)	-
Net gain on disposition of premises and equipment	-	-	(2)	-	(398)
Unrealized (gain) loss on equity securities	(16)	(150)	(25)	(387)	629
Tax impact of pre-tax adjustments	7	35	6	112	(53)
Income tax benefit adjustment	-	-	-	-	(211)
Core net (loss) income (non-GAAP)	$(180)	$21	$510	$(205)	$2,769

Calculation of core basic (loss) earnings per share:
Basic (loss) earnings per share (GAAP)	$(0.02)	$0.02	$0.05	$0.02	$0.22
Less pre-tax adjustments:
Net loss on sale of other real estate owned	-	-	-	-	-
Net gain on sale of securities	-	-	-	(0.01)	-
Net gain on disposition of premises and equipment	-	-	-	-	(0.03)
Unrealized (gain) loss on equity securities	-	(0.02)	(0.01)	(0.04)	0.05
Tax impact of pre-tax adjustments	-	-	-	0.01	-
Income tax benefit adjustment	-	-	-	-	(0.02)
Core basic (loss) earnings per share (non-GAAP)	$(0.02)	$0.00	$0.04	$(0.02)	$0.22

Calculation of core diluted (loss) earnings per share:
Diluted (loss) earnings per share (GAAP)	$(0.02)	$0.02	$0.05	$0.02	$0.22
Less pre-tax adjustments:
Net loss on sale of other real estate owned	-	-	-	-	-
Net gain on sale of securities	-	-	-	(0.01)	-
Net gain on disposition of premises and equipment	-	-	-	-	(0.03)
Unrealized (gain) loss on equity securities	-	(0.02)	(0.01)	(0.04)	0.05
Tax impact of pre-tax adjustments	-	-	-	0.01	-
Income tax benefit adjustment	-	-	-	-	(0.02)
Core diluted (loss) earnings per share (non-GAAP)	$(0.02)	$0.00	$0.04	$(0.02)	$0.22

Calculation of core (loss) return on average assets:
(Loss) return on average assets (GAAP)	(0.08)%	0.07%	0.25%	0.02%	0.33%
Less pre-tax adjustments:
Net loss on sale of other real estate owned	-	-	-	-	-
Net gain on sale of securities	(0.01)%	-	-	(0.01)%	-
Net gain on disposition of premises and equipment	-	-	-	-	(0.05)%
Unrealized (gain) loss on equity securities	-	(0.08)%	(0.01)%	(0.04)%	0.07%
Tax impact of pre-tax adjustments	-	0.02%	-	0.01%	(0.01)%
Income tax benefit adjustment	-	-	-	-	(0.02)%
Core (loss) return on average assets (non-GAAP)	(0.09)%	0.01%	0.24%	(0.02)%	0.32%

Average assets	$819,888	$829,550	$852,895	$826,926	$860,279

Calculation of core (loss) return on average equity:
(Loss) return on average equity (GAAP)	(0.51)%	0.43%	1.30%	0.13%	1.56%
Less pre-tax adjustments:
Net loss on sale of other real estate owned	0.01%	-	-	-	-
Net gain on sale of securities	(0.06)%	-	-	(0.08)%	-
Net gain on disposition of premises and equipment	-	-	-	-	(0.22)%
Unrealized (gain) loss on equity securities	(0.05)%	(0.47)%	(0.06)%	(0.29)%	0.35%
Tax impact of pre-tax adjustments	0.02%	0.11%	0.01%	0.08%	(0.03)%
Income tax benefit adjustment	-	-	-	-	(0.12)%
Core (loss) return on average equity (non-GAAP)	(0.59)%	0.07%	1.25%	(0.16)%	1.54%

Average equity	$122,961	$126,299	$163,629	$131,848	$179,842

	For the Quarter Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2024	2024	2023	2024	2023
Calculation of core efficiency ratio:
Non-interest expense (GAAP)	$5,219	$5,338	$5,227	$20,853	$22,019
Less adjustments:
Core non-interest expense (non-GAAP)	$5,219	$5,338	$5,227	$20,853	$22,019
Net interest income	$4,152	$4,014	$5,261	$17,121	$23,071
Non-interest income (GAAP)	$633	$725	$592	$2,836	$1,950
Less adjustments:
Net loss on sale of other real estate owned	4	-	-	4	-
Net gain on sale of securities	(17)	-	-	(102)	-
Net gain on disposition of premises and equipment	-	-	(2)	-	(398)
Unrealized (gain) loss on equity securities	(16)	(150)	(25)	(387)	629
Core non-interest income (non-GAAP)	$604	$575	$565	$2,351	$2,181
Efficiency ratio (GAAP)	109.07%	112.64%	89.30%	104.49%	88.00%
Core efficiency ratio (non-GAAP)	109.74%	116.32%	89.72%	107.09%	87.20%